Exhibit 15.1

[Letterhead of PricewaterhouseCoopers LLP]

September 2, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Commissioners:

We are aware that our reports dated August 5, 2005 and May 6, 2005 on our reviews of interim financial information of Amegy Bancorporation, Inc (the “Company”) for the three and six month periods ended June 30, 2005 and 2004 and the three month periods ended March 31, 2005 and 2004, and included in the Company’s quarterly reports on Form 10-Q for the quarters ended June 30, 2005 and March 31, 2005, respectively, are incorporated by reference in Zions Bancorporation’s Registration Statement on Form S-4 dated September 2, 2005.

Yours very truly,

/s/ PricewaterhouseCoopers LLP